Exhibit 99.1

CONTACT:

Investors:

Bill Powell

(626) 229-9191 x133

investorrelations@guidancesoftware.com

Media:

Ed Essa

(626) 229-9191, x247

ed.essa@guidancesoftware.com

Guidance Software Appoints Three Executives to its Board of Directors

PASADENA, Calif., (February 14, 2008) – Guidance Software (Nasdaq: GUID), the World Leader in Digital Investigations™, announced today that it has appointed three veteran executives to its Board of Directors:

•	Robert G. van Schoonenberg, Secretary and Chief Legal Officer of Avery Dennison Corporation.

•	Stephen Richards, former McAfee, Inc. CFO and COO and former E*TRADE Group, Inc. CFO

•	Marshall Geller, President of St. Cloud Capital LLC and former Senior Managing Director for Bear, Stearns & Company.

“We are very pleased that these three high caliber individuals have joined our board,” stated Guidance Software President and CEO Victor Limongelli. “Both Stephen Richards and Marshall Geller bring to the board extensive financial and operating expertise, and Bob van Schoonenberg brings the perspective of a Fortune 500 Chief Legal Officer – one of our primary target groups for our EnCase eDiscovery product – as well as detailed experience with corporate governance and compliance. Their experience, insight and judgment will be instrumental in guiding the company toward continued growth.”

Board Member Biographies

Robert G. van Schoonenberg is Executive Vice President, Chief Legal Officer and Secretary of the Board of Avery Dennison Corporation. He has served as Secretary and Chief Counsel at the company for over 25 years, bringing a wealth of public board room experience. As Chief Legal Officer, Robert has overseen major internal and compliance investigations as well as civil litigation that required extensive electronic evidence discovery requirements. He received his Juris Doctor degree from University of Michigan School of Law, his MBA from the University of Wisconsin at Madison and his undergraduate degree from Marquette University. Robert also serves on the Board of Trustees for Southwestern University School of Law.

Stephen Richards served as Chief Financial Officer of McAfee, Inc., from April 2001 until his retirement in December 2004. He also concurrently served as Chief Operating Officer from November 2001 to December 2004. Prior to that, he was Chief Online Trading Officer of E*TRADE Group, Inc. His previous roles at E*TRADE also included: Senior Vice President, Corporate Development and New Ventures, and Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to E*TRADE, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas, and First Vice President/Controller of Jefferies and Company, Inc. Richards is a Certified Public Accountant and member of the Board of Directors of Cray Inc. and TradeStation Group, Inc. He received a BA from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles.

Marshall Geller is a Senior Managing Director of St. Cloud Capital LLC. Marshall spent over twenty years as Senior Managing Director for Bear, Stearns & Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East He is currently a director of 1st Century Bank, NA, ValueVision Media, Inc., GP Strategies Corporation, National Holdings Corporation and SCPIE Holdings, Inc. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. Geller graduated from California State University, Los Angeles, with a BS in Business Administration, where he currently serves on the Dean’s Advisory Council for the College of Business & Economics.

About Guidance Software (GUID)

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase(r) platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough, network-enabled, and court-validated computer investigations of any kind, such as responding to eDiscovery requests, conducting internal investigations, responding to regulatory inquiries or performing data and compliance auditing - all while maintaining the integrity of the data. There are more than 20,000 licensed users of the EnCase technology worldwide, and thousands attend Guidance Software’s renowned training programs annually. Validated by numerous courts, corporate legal departments, government agencies and law enforcement organizations worldwide, EnCase has been honored with industry awards and recognition from eWEEK, SC Magazine, Network Computing, and the Socha-Gelbmann survey. For more information about Guidance Software, visit www.guidancesoftware.com.